EXHIBIT 3.3

AMENDMENT NO. 2

TO THE

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

MHI HOSPITALITY, L.P.

THIS AMENDMENT NO. 2 TO THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF MHI HOSPITALITY, L.P. (as amended, the “Partnership Agreement”) is made as of the 2nd day of August, 2013 (the “Amendment”), and is executed by Sotherly Hotels Inc., a Maryland Corporation (the “Company”), as the General Partner and on behalf of the existing Limited Partners of MHI Hospitality, L.P. (the “Partnership”).

WITNESSETH:

WHEREAS, the Partnership was formed pursuant to the Partnership Agreement;

WHEREAS, the Company, acting in its capacity as General Partner of the Partnership, adopted written resolutions to amend the Partnership Agreement to change the name of the Partnership to “Sotherly Hotels LP” (the “Name Change”) effective upon the filing of a Certificate of Amendment of Limited Partnership with the Delaware Secretary of State (the “Certificate of Amendment”);

WHEREAS, the Certificate of Amendment was filed with the Delaware Secretary of State on August 2, 2013; and

WHEREAS, pursuant to the authority granted to the General Partner under the Partnership Agreement, the General Partner desires to amend the Partnership Agreement to reflect the Name Change.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement as follows:

1.	Definitions. Capitalized terms used herein, unless otherwise defined herein, shall have the same meanings as set forth in the Partnership Agreement.

2.	Name, Office and Registered Agent. Section 2.01 of the Partnership Agreement is hereby deleted in its entirety, and the following is hereby substituted in place thereof (new text bold and underlined):

Name, Office and Registered Agent. The name of the Partnership is Sotherly Hotels LP The specified office and place of business of the Partnership shall be at 410 West Francis Street, Williamsburg, Virginia. The General Partner may at any time change the location of such office, provided the General Partner gives notice to the Partners of any such change. The name of the Partnership’s registered agent is The Corporation Trust Company which is a Delaware corporation. The sole duty of the registered agent as such is to forward to the Partnership any notice that is served on it as registered agent.

3.	All other instances of the use of the name “MHI Hospitality, L.P.” shall be deleted and replaced with the name “Sotherly Hotels LP”.

4.	Continuing Effect of Partnership Agreement. Except as modified herein, the Partnership Agreement is hereby ratified and confirmed in its entirety and shall remain and continue in full force and effect, provided, however, that to the extent there shall be a conflict between the provisions of the Partnership Agreement and this Amendment the provisions in this Amendment will prevail. All references in any document to the Partnership Agreement shall mean the Partnership Agreement, as amended hereby.

[Signature follows on next page]

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Amended and Restated Agreement of Limited Partnership of MHI Hospitality, L.P. effective as of the date first above mentioned.

GENERAL PARTNER: Sotherly Hotels Inc.

By:	/s/ David R. Folsom

Name:	David R. Folsom
Title:	Chief Operating Officer and President

SIGNATURE PAGE TO AMENDMENT NO. 2 TO AGREEMENT OF LIMITED PARTNERSHIP OF SOTHERLY HOTELS L.P.